Exhibit (4.7)

Execution Version

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (the “Agreement”), dated as of March 11, 2026 (the “Effective Date”), by and between EASTMAN KODAK COMPANY, a New Jersey corporation (the “Company”), and Kennedy Lewis Investment Management LLC (together with its affiliates and certain funds, accounts or clients managed, advised or sub-advised by Kennedy Lewis Investment Management LLC or its affiliates, “Investor”).

WITNESSETH:

WHEREAS, as of the date hereof, Investor is the holder of 1,000,000 shares of Series B Preferred Stock (the “Series B Preferred Stock”) of the Company, which constitutes all of the outstanding shares of Series B Preferred Stock;

WHEREAS, Investor and the Company desire to amend certain terms of the Series B Preferred Stock and, in connection therewith, Investor has consented to the filing of a Certificate of Amendment (the “Series B Amendment”) to the Second Amended and Restated Certificate of Incorporation of the Company (as so amended, the “Certificate of Incorporation”);

WHEREAS, in connection with the Series B Amendment, Investor and the Company desire to enter into this Agreement to govern the rights of Investor and the Company in connection with the offering and transfer of certain equity and debt securities of the Company.

NOW THEREFORE, in consideration of the premises and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereto acknowledge, the parties, intending to be legally bound, hereby agree as follows:

1.
Definitions
(a)
“Common Stock” means shares of the Company’s common stock, par value $0.01 per share.
(b)
“Competitor” means those persons who are directly or indirectly engaged in the same or similar line of business as the Company or its subsidiaries as reasonably determined by the Company.
(c)
“Convertible Securities” means any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.
(d)
“Exempted Securities” means, collectively:
(i)
shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on any series of Preferred Stock;
(ii)
shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock;

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(iii)
shares of Common Stock, Options or restricted stock units issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the board of directors of the Company;
(iv)
shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security and the original issuance was in compliance with the terms of this Agreement;
(v)
shares of Common Stock issued pursuant to a firm commitment underwritten public offering or at-the-market offering pursuant to an effective registration statement under the Securities Act of 1933, as amended;
(vi)
shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the board of directors of the Company;
(vii)
shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the board of directors of the Company;
(viii)
shares of Common Stock, Options or Convertible Securities issued as acquisition consideration pursuant to acquisitions by the Company, whether by merger, consolidation, sale of assets or equity interests, reorganization or otherwise, provided that such issuances are approved by the board of directors of the Company; or
(ix)
shares of Common Stock, Options or Convertible Securities issued in connection with strategic transactions involving the Company, including joint ventures, research, collaboration, technology license, development, manufacturing, marketing, distribution or other similar agreements or strategic partnerships approved by the board of directors of the Company.
(e)
“Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including Options.
(f)
“New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities; provided that the term New Securities shall exclude any Exempted Securities.
(g)
“Offer Notice” has the meaning set forth in Section 2(a)(i).
(h)
“Option” means any rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

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(i)
“Preemptive Rights” has the meaning set forth in Section 2(a).
(j)
“Preferred Stock” means shares of the Company’s preferred stock.
(k)
“Proposed Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by Investor.
(l)
“Proposed Transfer Notice” means written notice from Investor setting forth the terms and conditions of a Proposed Transfer.
(m)
“Prospective Transferee” means any person to whom Investor proposes to make a Proposed Transfer.
(n)
“Transfer Notice” means written notice from Investor setting forth the terms and conditions of a Proposed Transfer.
(o)
“Transfer Stock” means any shares of Series B Preferred Stock owned by Investor or issued to Investor after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization or the like).
2.
Preemptive Rights.
(a)
Preemptive Rights. Subject to the terms and conditions of this Section 2 and applicable securities laws:
(i)
If the Company proposes to issue or sell any New Securities (other than Exempted Securities), the Company shall give notice (the “Offer Notice”) to Investor no later than fifteen (15) days prior to such sale, setting forth in reasonable detail (i) the number of such New Securities to be offered, and (ii) the price and terms, if any, upon which it proposes to issue or sell such New Securities.
(ii)
By notification to the Company within fifteen (15) days after the Offer Notice is given, Investor may elect to purchase, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that (x) the number of shares of Common Stock then held by Investor (including all shares of Common Stock issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Series B Preferred Stock and any other Derivative Securities then held by Investor) bears to (y) the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all series of Preferred Stock and any other Derivative Securities then outstanding, whether or not then vested or exercisable) (such rights, the “Preemptive Rights”). Any notice by Investor exercising such right hereunder shall constitute an irrevocable commitment to purchase from the Company such New Securities specified in such notice, subject to customary terms and conditions and the terms set forth in the notice. The closing of any sale pursuant to this Section 2(a) shall occur on such date as the Company may determine, which date shall be within the later of 120 days after the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 2(a)(iii). Notwithstanding the foregoing, the Company shall give

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notice to Investor no later than 10 days prior to the closing of any sale pursuant to this Section 2(a).
(iii)
If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 2(a)(ii), the Company may, during the 120-day period following the expiration of the periods provided in Section 2(a)(ii), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms not materially more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within 30 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to Investor in accordance with this Section.
(iv)
The Investor’s Preemptive Rights set forth in this Section 2(a) shall not be applicable to Exempted Securities.
(v)
Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of this Section 2(a), the Company may elect to give notice to Investor within 30 days after the issuance of New Securities. Such notice shall describe the type, price, and terms of the New Securities. Investor shall have 20 days from the date notice is given to elect to purchase up to the number of New Securities that would, if purchased by Investor, maintain Investor’s percentage ownership position, calculated as set forth in Section 2(a)(ii) before giving effect to the issuance of such New Securities.
(b)
Termination. The Preemptive Rights set forth in Section 2 shall terminate and be of no further force or effect upon the earlier of (x) the date on which all shares of Series B Preferred Stock have been redeemed, converted or otherwise cancelled or (y) such time as Investor ceases to hold at least 50% of the shares of Series B Preferred Stock, including shares of Company Common Stock issued upon conversion of the Series B Preferred Stock, outstanding at any time.
3.
Opportunity to Participate in Future Debt Financings.
(a)
In connection with any third-party credit facilities or debt securities proposed to be incurred or issued by the Company, the Company shall provide Investor with a reasonable opportunity to make a written proposal to provide such financing (it being understood that Investor shall not be under any obligation to provide any such financing and the Company shall be under no obligation to obtain any such financing from Investor).
(b)
The covenants set forth in Section 3 shall terminate and be of no further force or effect upon the earlier of (x) the date on which all shares of Series B Preferred Stock have been redeemed, converted or otherwise cancelled or (y) such time as Investor ceases to hold at least 50% of the shares of Series B Preferred Stock, including shares of Company Common Stock issued upon conversion of the Series B Preferred Stock, outstanding at any time.
4.
Right of First Refusal on Transfers of Series B Preferred Stock.
(a)
Grant. Investor hereby unconditionally and irrevocably grants to the Company the right, but not an obligation, to purchase all or any portion of the Transfer Stock that

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Investor or any of its affiliates may propose to include in a Proposed Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee (the “Right of First Refusal”).
(b)
Notice. Prior to making any Proposed Transfer, Investor must deliver a Proposed Transfer Notice to the Company no later than 30 days prior to the consummation of such Proposed Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Transfer, the identity of the Prospective Transferee and the intended date of the Proposed Transfer. To exercise its Right of First Refusal under this Section 4, the Company must deliver a notice to Investor within 15 days after delivery of the Proposed Transfer Notice, specifying the number of shares of Transfer Stock to be purchased by the Company (the “Company Notice”). Any notice by the Company exercising such right hereunder shall constitute an irrevocable commitment to purchase from Investor such shares of Transfer Stock specified in such notice, subject to customary terms and conditions and the terms set forth in the notice.
(c)
Non-Exercise by Company. Notwithstanding the foregoing, if the Company declines to exercise such Right of First Refusal, or exercises such Right of First Refusal with respect to less than all of the Transfer Stock proposed to be transferred, and Investor shall be free to sell all, but not less than all, of the Transfer Stock not elected to be purchased by the Company to the prospective transferee on terms and conditions substantially similar to (and in no event more favorable than) the terms and conditions set forth in the Proposed Transfer Notice, it being understood and agreed that (i) any such sale or transfer shall be subject to the other terms and restrictions of this Agreement, including, without limitation, the terms and restrictions set forth in Section 5, and (ii) such sale shall be consummated within 90 days after receipt of the Proposed Transfer Notice by the Company and, if such sale is not consummated within such 90 day period, such sale shall again become subject to the Right of First Refusal on the terms set forth herein.
(d)
Consideration; Closing. If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as mutually agreed by the Company and Investor; provided that in the event the Company and Investor cannot mutually agree on the fair market value of the non-cash consideration in good faith, Investor shall not consummate such Proposed Transfer for such consideration and the Company shall not have the right to purchase the Transfer Stock that was to be included in such Proposed Transfer. If the Company for any reason cannot or does not wish to pay for the Transfer Stock in the same form of non-cash consideration, the Company may pay the cash value equivalent thereof, as mutually agreed by the Company and Investor. Subject to extension in accordance with this clause (d), the closing of the purchase of Transfer Stock by the Company shall take place, and all payments from the Company shall have been delivered to Investor, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Transfer; and (ii) 45 days after delivery of the Proposed Transfer Notice.
(e)
Exempt Transfers. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 4 shall not apply (a) upon a transfer by Investor to its affiliates; or (b) upon a transfer by Investor to certain funds, accounts or clients managed, advised or sub-advised by Investor or its affiliates; provided that such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee

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shall, as a condition to such transfer, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement.
5.
Prohibited Transferees. Notwithstanding the foregoing, without the prior written consent of the Company, Investor shall not transfer any Transfer Stock to any (a) Competitor or any financial sponsor that directly or indirectly owns a controlling interest in a Competitor; (b) customer, distributor or supplier of the Company, if the board of directors of the Company should determine that such transfer would result in such customer, distributor or supplier receiving information that would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier.
6.
Term. This Agreement shall be effective as of the date hereof and shall remain in full force and effect until the earlier of (x) the date on which all shares of Series B Preferred Stock have been redeemed, converted or otherwise cancelled or (y) such time as Investor ceases to hold at least 50% of the shares of Series B Preferred Stock, including shares of Company Common Stock issued upon conversion of the Series B Preferred Stock, outstanding at any time (the “Term”). Notwithstanding anything to the contrary hereto, (i) Sections 4 and 5 shall remain in full force and effect for so long as Investor owns any shares of Series B Preferred Stock and (ii) Sections 12-17 shall survive any termination of this Agreement.
7.
No Assignment; Benefit of Parties; No Transfer. No Party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, any such assignment being void ab initio; provided, however, that Investor (or its assignee) may assign this Agreement, in whole but not in part, without the prior written consent of Company to any affiliate of Investor, subject to such affiliate acceding to and becoming party to this Agreement and agreeing to be subject to the confidentiality provisions set out this Agreement; provided that such proposed assignee is not a Competitor or a financial sponsor that directly or indirectly owns a Competitor; provided, further, that Company may assign its rights hereunder to any successor entity or in connection with the sale of all or substantially all its assets. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns for the uses and purposes set forth and referred to herein. Except as explicitly set forth herein, nothing contained in this Agreement shall confer or is intended to confer on any third party or entity that is not a party hereto any rights under this Agreement.
8.
Remedies. Any Proposed Transfer not made in compliance with the applicable requirements of this Agreement shall be null and void ab initio, shall not be recorded shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each of the Parties shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach or violation of any provision of this Agreement and to exercise all other rights existing in their favor. The Parties agree and acknowledge that a breach or violation of this Agreement would cause irreparable harm and that money damages would not be an adequate remedy for any such breach and that, in addition to other rights and remedies hereunder, each of the Parties shall be entitled to seek specific performance and/or injunctive or other equitable relief (without posting a bond or other security) from any court of law or equity of competent jurisdiction in order to enforce or prevent any breaches or violations of this Agreement (including, without limitation, seeking specific

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performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).
9.
Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:
(a)
Such Party is duly incorporated, organized, or formed (as applicable), validly existing, and (if applicable) in good standing under the laws of the jurisdiction of its incorporation, organization, or formation; if required by applicable law, that such Party is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization, or formation; and that such Party has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the board of directors (or similar governing body), officers, equityholders, managers, members, partners, trustees, beneficiaries, or other applicable persons necessary for the due authorization, execution, delivery, and performance of this Agreement by such Party have been duly taken.
(b)
Such Party has duly executed and delivered this Agreement, and (assuming the due execution and delivery by each other Party hereto) this Agreement constitutes the valid and binding obligation of such Party enforceable against it in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency or similar laws and by the effect of general principles of equity, regardless of whether considered at law or in equity).
(c)
Such Party’s authorization, execution, delivery, and performance of this Agreement does not and will not (i) conflict with, or result in a breach, default or violation of, (A) the organizational documents of such Party, (B) any material contract or agreement to which such Party is a party or is otherwise subject, or (C) any law, writ, injunction, or arbitral award to which such Party is subject; or (ii) require any consent, approval, or authorization from, filing or registration with, or notice to, any governmental authority or other person (including the equityholders or any relevant body), unless such requirement has already been satisfied.
10.
Further Assurances. Each of the Parties hereby agrees that it will hereafter execute and deliver any further document, agreement, instruments of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof.
11.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be deemed one instrument, and may be delivered by means of facsimile or electronic transmission in portable document format.
12.
Governing Law; Jurisdiction. This Agreement, and any matter or dispute arising out of or related to this Agreement, shall be exclusively construed by, subject to and governed in accordance with the internal laws of the State of New York without giving effect to conflict of laws or other principles that may result in the application of laws other than the internal laws of the State of New York. Unless each of the Parties consents in writing, the courts of the Southern District of New York shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any legal action or proceeding arising out of this Agreement. Each Party irrevocably consents to the service of process outside the territorial jurisdiction of such courts in

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any such action or proceeding in accordance with Section 17 of this Agreement, although nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by applicable law. Each Party (i) certifies that no representative, agent or attorney of any Party has represented, expressly or otherwise, that such Party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section.
13.
Mutual Waiver of Jury Trial. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THE PARTIES HERETO RELATING TO THIS AGREEMENT SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
14.
Severability. In the event that any one or more of the provisions herein should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not affect the validity of such provision in any other jurisdiction).
15.
Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
16.
Amendment; Waiver. No amendment of any provision of this Agreement shall be effective unless set forth in a written instrument executed by both Parties. Except as otherwise provided herein, no waiver of any provision of this Agreement shall be effective unless set forth in a written instrument executed by the Party against whom the waiver is effective. The failure of any Party to enforce any provision hereof shall in no way be construed as a waiver of such provision or of any other provision and shall not affect the right of such Party thereafter to enforce each and every provision hereof in accordance with its terms. The rights and remedies in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
17.
Notices. All notices, reports and other communications required by this Agreement must be written and sent, and shall be deemed given, as provided that certain Amended and Restated Board Rights Agreement, dated as of the date hereof, as amended from time to time.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first indicated above.

KENNEDY LEWIS INVESTMENT MANAGEMENT LLC

By:/s/ Doug Gerowski

Name: Doug Gerowski

Title: Authorized Signatory

[Signature Page to Investor Rights Agreement]

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EASTMAN KODAK COMPANY

By:/s/ David E. Bullwinkle

Name: David E. Bullwinkle

Title: Chief Financial Officer and Senior Vice President

[Signature Page to Investor Rights Agreement]

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